Exhibit 99.1

NEWS RELEASE

NCR Corporation Announces Upcoming Changes to its Board of Directors

ATLANTA – September 24, 2019 – NCR Corporation (NYSE: NCR) today announced that Katie Burke, Senior Strategist at Edelman, and Kirk Larsen, Executive Vice President and Chief Financial Officer at Black Knight, have been named to its board of directors. NCR intends to appoint additional independent directors to its Board prior to its 2020 Annual Meeting of Stockholders.

“We are pleased to welcome Katie and Kirk to the NCR Board of Directors and look forward to drawing upon their diverse areas of expertise as we accelerate NCR’s transformation to a software and services-led enterprise,” said NCR President and Chief Executive Officer Michael D. Hayford.

Mrs. Burke serves as Senior Strategist and Chief of Staff at Edelman, a global communications firm, where she is the chair of practices, sectors and intellectual property. She joined Edelman in 2008 and her previous roles at the firm have included global chair of public affairs and head of public affairs in New York. Between 2014 and 2016, Mrs. Burke served as Executive Vice President of marketing and communications at Nielsen and founded her own communications consulting firm. During her time in government service, Mrs. Burke served as Director of Television News in the White House and as a legislative aide on Capitol Hill.

Mr. Larsen is the Executive Vice President and Chief Financial Officer of Black Knight, a premier provider of software, data and analytics to the mortgage and consumer loan, real estate and capital markets verticals. He has also held senior leadership positions in corporate finance, treasury, investor relations and financial planning and analysis in the fintech and payments industries, as well as with companies like FIS, Rockwell Automation and Ernst & Young.

NCR also announced today that, after many years of distinguished service, Linda Fayne Levinson, Robert DeRodes and Kurt Kuehn will retire from the Company’s Board of Directors following the end of their terms at the upcoming NCR Corporation 2020 Annual Meeting of Stockholders.

Ms. Fayne Levinson has served the NCR Board of Directors with distinction for more than 20 years, most recently as Chairperson of the NCR Compensation Committee. She was critical in leading NCR’s search for its new CEO in 2018. She also served as lead independent director from 2007 to 2013.

“Linda’s vision, leadership and keen eye for talent helped NCR quickly rebuild its Executive Leadership Team and reposition the company,” said NCR Executive Chairman Frank R. Martire. “On behalf of the entire company, I thank her for two decades of commitment to NCR.”

A member of the NCR Board of Directors since 2008, Mr. DeRodes has provided NCR with invaluable insight into risk management and information technology topics as a member of its Audit Committee.

As Chairman of the Audit Committee, Mr. Kuehn’s expertise in financial, operational and logistics matters has been key in advancing NCR’s global operational footprint since he joined the Board in 2012.

“Bob, Kurt and Linda have each been instrumental in guiding NCR on its transformation, establishing our new Leadership Team, and laying a solid foundation for the future of our company” added Martire. “We are grateful for their contributions, insight and service as valued members of the NCR Board of Directors.”

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading software- and services-led enterprise provider in the financial, retail, hospitality, telecom and technology industries. NCR is headquartered in Atlanta, Ga., with 34,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries.

Web site: www.ncr.com

Twitter: @NCRCorporation

Facebook: www.facebook.com/ncrcorp

LinkedIn: www.linkedin.com/company/ncr-corporation

YouTube: www.youtube.com/user/ncrcorporation

News Media Contact

Cameron Smith

NCR Corporation

678.808.5313

cameron.smith@ncr.com

Investor Contact

Michael Nelson

NCR Corporation

678.808.6995

michael.nelson@ncr.com